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FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April [13], 2011
Presidential Life Corporation (Exact name of registrant as specified in its charter)
Delaware 000-05486 13-2652144 (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.)
69 Lydecker Street Nyack, New York 10960 (Address of principal executive offices) (Zip Code)
(845) 358-2300
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 13, 2011, the Compensation Committee of the Board of Directors of Presidential Life Corporation (the “Company”) adopted the Presidential Life Corporation Executive Annual Incentive Plan (the “Plan”), effective as of January 1, 2011.  The purpose of the Plan is to provide annual financial incentive to key management employees to contribute to the profit and revenue growth of the Company and thus promote the interests of the stockholders in accordance with the Company’s executive compensation philosophy and strategy.  It is the intention of the Board of Directors of the Company to implement the Company’s compensation strategy by motivating and rewarding participating executives through the implementation of the Plan for achieving financial and strategically important non-financial performance objectives.

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company.  On or before February 1 of each fiscal year (or, in the case of 2011, no later than 30 days after adoption of the Plan), the Chief Executive Officer of the Company (the “CEO”) will provide a written recommendation to the Compensation Committee identifying the executives or executive positions, which will include the CEO, eligible to participate in the Plan for that year.  Plan participation will be subject to determination by the Compensation Committee.  Each participant’s target annual incentive opportunity will be a percentage of such participant’s annual salary, as determined by the Compensation Committee upon the recommendation of the CEO.  For each year, the Compensation Committee, upon the recommendation of the CEO, will determine corporate performance targets and individual performance assessment categories for such year, as well as the relative weight that will be given to corporate performance and individual performance, respectively, in the determination of incentive awards for such year.  Each participant’s actual annual incentive amount will be determined by multiplying such participant’s target annual incentive opportunity by a percentage calculated based on the percentage achievement of the corporate performance targets and individual performance assessment categories for such year.  The annual incentive amount for any year will be paid to participants in cash within 90 days following the end of such year.

On April 13, 2011, the Compensation Committee of the Company also approved the grant of certain stock options to officers of the Company pursuant to the 2006 Stock Incentive Plan of the Company, including the grant of 22,200 options to Donald L, Barnes, the Chief Executive Officer and President, 10,670 to Mark Abrams, the Chief Investment Officer, 10,670 to Paul B. Pheffer, the Chief Financial Officer, 3,850 to Duncan Szeto, the Chief Actuary, and 3,350 to Mitchell Anderson, the Chief Marketing Officer.  The 2006 Stock Incentive Plan is intended to provide long-term incentives and rewards to employees of the Company; to assist in attracting and retaining employees with experience and/or ability on a basis competitive with industry practices; and to associate the interests of those persons with those of the Company’s stockholders.

The stock options have an exercise price of $10.00 per share (which is equal to the closing price of the Company’s common stock on April 12, 2011.  The stock options expire on the 10th anniversary of the grant date (or April 13, 2021) and vest, if at all, on the third anniversary of the grant date (or April 13, 2014) or earlier upon the death or disability of the optionee, upon a change of control of the Company (as defined in the stock option agreements) or upon retirement (as defined in the stock option agreement).  Upon termination of an optionee’s employment by the Company or any of its subsidiaries, other than by reason of death, disability or retirement, the option shall be cancelled, except that if the optionee’s employment terminated for any reason other than misconduct or malfeasance, the optionee shall have 30 days to exercise any vested portion of the option.  Upon termination of an optionee’s employment in the case of death, disability or retirement, the option shall become fully vested and shall be exercisable for a period equal to the lesser of five years or the remaining term of the option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDENTIAL LIFE CORPORATION

Date: April 18, 2011	By:	/s/Donald L. Barnes
		Name:	Donald L. Barnes
		Title:	Chief Executive Officer

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